Exhibit 10.65
THIRD AMENDMENT TO
THE PATRIOT COAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
     WHEREAS, the Board of Directors and stockholders of Patriot Coal Corporation (the “Company”) have adopted the Patriot Coal Corporation Employee Stock Plan (the “Plan”);
     WHEREAS, pursuant to Section 1.5 of the Plan, a total of 2.0 million shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan, as adjusted for the 2-for-l stock split effected August 11, 2008 in the form of a 100% stock dividend;
     WHEREAS, the Company desires to reduce the number of shares issuable under the Plan to 1.0 million shares, including shares previously issued thereunder; and
     WHEREAS, Section 7.1 of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;
     NOW, THEREFORE, the following amendment and modification is hereby made a part of the Plan effective as of the date hereof:
1. Section 1.5(a) of the Plan shall be, and hereby is, amended to reduce the aggregate number of shares of Common Stock issuable thereunder to 1.0 million, after giving effect to the August 11, 2008 stock split, and thereby to read as follows;
“The Stock subject to purchase under the Plan will be shares of the Company’s authorized but unissued shares, or previously issued shares of Stock reacquired and held by the Company, or shares acquired in the market. The aggregate number of shares of Stock that may be purchased under the Plan shall not exceed one million (1,000,000) shares. All shares of Stock purchased under the Plan will count against this limitation.”
2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has executed this Third Amendment to the Employee Stock Purchase Plan as of May 26, 2009.

PATRIOT COAL CORPORATION
By:	/s/ Joseph W. Bean
Its: Senior Vice President Law & Administration